Exhibit 99.1

Contacts:               Layne Christensen Company                                          The Equity Group Inc.
Jerry W. Fanska                                                                Devin Sullivan
Sr. Vice President Finance                                              Sr. Vice President
913-677-6858                                                                     212-836-9608
www.laynechristensen.com                                               www.theequitygroup.com

TUESDAY, JUNE 5, 2012

LAYNE CHRISTENSEN REPORTS FIRST QUARTER FISCAL 2013 EARNINGS

•  Revenues for Q1 FY2013 increased $9.1 million, or 3.4%, to $276.5 million from $267.4 million for Q1 FY2012.

•  Net income for Q1 FY2013 of $3.7 million, or $0.19 per share, compared to $13.1 million, or $0.66 per share for Q1 FY2012.  Q1 FY2012 net income included a gain of $5.1 million, or $0.15 per share (after tax) on the sale of a facility in Fontana, California.

•  Record Q1 FY2013 results at Mineral Exploration Division, with revenues and earnings up 12.4% to $70.6 million and 14.4% to $19.7 million, respectively.

•  Heavy Civil recorded a pre-tax loss in Q1 FY2013 of $7.3 million compared to a pre-tax income in Q1 FY2012 of $2.2 million, reflecting continued pressure on margins and cost overruns on several difficult contracts.

•  As of April 30, 2012, cash and equivalents were $47.2 million, long-term debt, excluding current maturities, was $77.7 million, and stockholder’s equity was $454.9 million ($22.98 per share).

“We underperformed this quarter due mostly to continuing economic difficulties affecting our four Water Infrastructure divisions and Layne Energy.  Heavy Civil had its worst quarter as old pricing and execution issues dealt us a harsh setback.  We continue to substantially reshape the business by reducing overhead and realigning resources to improve operating efficiency.  We feel that the worst is behind us at Heavy Civil, but some losses for the balance of the year are expected.  Inliner is off to a good start and is expecting a year similar to last; their quarterly performance exceeded our plan but fell short of last year’s first quarter.  Geoconstruction has been plagued by delayed starts, but is up substantially over last year and is expecting another record year.  Water Resources continues to be sluggish but profitable.  First quarter last year included some very positive, non-recurring income.  Layne Energy is operating efficiently but suffering losses due to very low natural gas prices.  Our Mineral Exploration division had a record quarter despite a temporary setback due to unrest in Mali.  Overall, we expect to see much better financial performance throughout the organization for the balance of FY 2013.”

---Rene J. Robichaud, President and Chief Executive Officer

Financial Data	Three Months		%
(000's, except per share data)	4/30/12	4/30/11	Change
Revenues
--Water Resources	$69,987	$64,352	8.8
--Inliner	34,368	29,055	18.3
--Heavy Civil	72,871	84,656	(13.9)
--Geoconstruction	24,205	19,824	22.1
--Water Infrastructure	201,431	197,887	1.8
--Mineral Exploration	70,567	62,767	12.4
--Energy	3,022	5,660	(46.6)
--Other	1,445	1,057	36.7
Total revenues	$276,465	$267,371	3.4
Net income attributable to
Layne Christensen Company	3,749	13,066	(71.3)
Diluted EPS	0.19	0.66	(71.2)

-more-

MISSION WOODS, KANSAS, Tuesday, June 5, 2012 – Layne Christensen Company (Nasdaq: LAYN) today announced financial results for the fiscal 2013 first quarter (Q1 FY2013) ended April 30, 2012, including a discussion of results of operations by division.

Revenues for Q1 FY2013 increased $9.1 million, or 3.4%, to $276.5 million from $267.4 million for the fiscal 2012 first quarter ended April 30, 2011 (Q1 FY2012), driven by higher revenues in all divisions except for Heavy Civil and Energy.  Net income for Q1 FY2013 was $3.7 million, or $0.19 per diluted share.  This compared to net income of $13.1 million, or $0.66 per diluted share, in Q1 FY2012, which included a one-time pre-tax gain of $5.1 million, or $0.15 per share, on the sale of a building in Fontana, California.  The Water Resources, Inliner, and Geoconstruction divisions each operated profitably during Q1 FY2013. The Mineral Exploration division reported record Q1 results in Q1 FY2013, with revenues up $7.8 million, or 12.4%, to $70.6 million, and an earnings increase of $2.5 million, or 14.4%, to $19.7 million.  The performance of these divisions was offset by $7.3 million in pre-tax losses at Heavy Civil, as margin pressures described in Q4 FY2012 continued into Q1 FY2013, and a loss at the Energy division, which continues to be impacted by low natural gas prices.

Cost of revenues increased to $221.6 million, or 80.2% of revenues, for Q1 FY2013, from $200.2 million, or 74.9% of revenues, for Q1 FY2012, the result of margin pressures across all divisions except Mineral Exploration, and cost overruns in Heavy Civil.  An increase in the number of bidders for traditional competitive bid situations across our domestic markets has produced an environment of decreasing prices.  These pressures, as well as cost overruns, have sharply dropped our margins.  Across our Water Infrastructure group, contract profit margins have declined 36% from the first quarter last year.

Selling, general and administrative expenses (S,G&A) were essentially stable at 14.7% of revenues for Q1 FY2013 as compared to 15.0% of revenues for Q1 FY2012.  On a dollar basis, S,G&A rose to $40.6 million from $40.0 million in Q1 FY2012, primarily due to increases of $1.9 million in legal and professional expenses, offset by operating tax reductions of $1.2 million and other cost reductions.

Depreciation, depletion and amortization increased 4.0% to $15.7 million for Q1 FY2013, compared to $15.1 million for Q1 FY2012.  The increase was primarily the result of normal property additions.

Equity in earnings of affiliates increased 66.2% to $7.8 million for Q1 FY2013 from $4.7 million for Q1 FY2012.  The Geoconstruction affiliate in Brazil accounted for $1.8 million of the increase, which resulted primarily from a large foundation project at a river crossing in the Amazon.  The remaining increase reflects our Mineral Exploration affiliates in Latin America, primarily working for gold and copper producers in Chile and Peru.

Interest expense increased to $0.6 million for Q1 FY2013 from $0.3 million for Q1 FY2012, reflecting increased borrowings to fund working capital.

Other income (expense), net, was $1.1 million in Q1 FY2013.  Other income in Q1 FY2012 was $6.9 million, and included a gain of $5.1 million on the sale of a building in California.  The remaining income for Q1 FY2013 and FY2012 consisted of a combination of gains on equipment sales and foreign exchange.

Income tax expense of $2.9 million (an effective rate of 42.0%) was recorded for Q1 FY2013, compared to $9.7 million (an effective rate of 41.5%) for the same period last year. The effective rate in excess of the statutory federal rate for the periods was due primarily to the impact of nondeductible expenses and the tax treatment of certain foreign operations.

Summary of Operating Segment Data

The following table summarizes financial information for the Company’s operating segments.  A discussion of the results of each segment follows the table.

	Three Months
	Ended April 30,
(in thousands)	2012	2011
Revenues
Water Resources	$69,987	$64,352
Inliner	34,368	29,055
Heavy Civil	72,871	84,656
Geoconstruction	24,205	19,824
Water Infrastructure	201,431	197,887
Mineral Exploration	70,567	62,767
Energy	3,022	5,660
Other	1,445	1,057
Total revenues	$276,465	$267,371
Equity in earnings of affiliates
Geoconstruction	$1,932	$126
Mineral Exploration	5,830	4,543
Total equity in earnings of affiliates	$7,762	$4,669
Income (loss) before income taxes
Water Resources	$1,457	$9,601
Inliner	1,915	2,736
Heavy Civil	(7,302)	2,247
Geoconstruction	2,181	429
Water Infrastructure	(1,749)	15,013
Mineral Exploration	19,731	17,246
Energy	(1,642)	980
Other	(617)	(490)
Unallocated corporate expenses	(8,266)	(9,102)
Interest expense	(575)	(344)
Total income before income taxes	$6,882	$23,303

Water Resources Division	Three Months
	Ended April 30,
(in thousands)	2012	2011
Revenues	$69,987	$64,352
Income before income taxes	1,457	9,601

Water Resources Division revenues increased 8.8% for Q1 FY2013 from Q1 FY2012. Revenues increased in several operations, most noticeably our specialty drilling unit, where revenues rose $1.3 million from the same period last year.

Included in the results of the Water Resources Division for Q1 FY2012 was a gain of $5.1 million on the sale of a facility in Fontana, California.  Exclusive of this gain, income before income taxes for the Water Resources Division in Q1 FY2012 was $4.5 million.  Q1 FY2012 also included $3.7 million of revenue from our Afghanistan project, which was completed in Q4 FY2012.

Exclusive of the Fontana sale gain, the decrease in pre-tax income resulted from lower pricing in the market for municipal and other bid projects, as well as lower margins on revenues which replaced the Afghanistan project from Q1 FY2012.

The backlog in the Water Resources Division was $93.3 million as of April 30, 2012, compared to $102.7 million as of January 31, 2012.

Inliner Division	Three Months
	Ended April 30,
(in thousands)	2012	2011
Revenues	$34,368	$29,055
Income before income taxes	1,915	2,736

Inliner Division revenues increased primarily due to several sewer rehabilitation projects in New England, and increased revenue of $2.7 million from the Wildcat acquisition that was completed in Q1 FY2012.  The decrease in income before income taxes was largely due to a geographic mix of projects with lower margins across the operation.  We are not experiencing the same level of pricing pressure in Inliner as other operations, however, our margins will vary by geographic market.

As previously announced, in May 2012 the Washington Suburban Sanitary Commission (the “WSSC”) awarded Inliner an Indefinite Delivery, Indefinite Quantity (“IDIQ”) contract for sanitary sewer repairs, replacement and renewals in environmentally sensitive areas.  The contract has a value of up to $70 million, with a WSSC option for an additional $10 million in work.  This is the third IDIQ contract that WSSC has awarded to Layne’s Inliner division since 2011, and raises the combined contract value with WSSC to up to $120 million, excluding WSSC options for additional work.

The backlog in the Inliner Division was $78.0 million as of April 30, 2012, compared to $80.4 million as of January 31, 2012.

Heavy Civil Division	Three Months
	Ended April 30,
(in thousands)	2012	2011
Revenues	$72,871	$84,656
(Loss) income before income taxes	(7,302)	2,247

Total division revenues decreased in Q1FY2013 as a decline in plant construction projects, primarily in the southeast U.S,  offset an increase of $8.8 million in pipeline construction revenue.  Lower total revenues reflect a shift in stratgey to bid on higher margin projects, where the competition is greater and thus produced a lower number of successful proposals.

The loss before income taxes reflects the impact of overall margin pressures and cost overruns on several contracts.  We have reduced overhead expenses by 22.9% from the prior year and will continue to make operational and overhead changes to curtail these losses.  We expect low margins and bidding pressures to continue for FY2013.

The backlog in Heavy Civil was $297.4 million as of April 30, 2012, compared to $308.1 million as of January 31, 2012.  We expect backlog to decline in the short term due to our efforts to increase margins and profitability.  While we are trying to increase our bid margin on new work, our current ongoing projects were bid over the last twelve to eighteen months and will be lower margin than new opportunities.

Geoconstruction Division	Three Months
	Ended April 30,
(in thousands)	2012	2011
Revenues	$24,205	$19,824
Equity in earnings of affiliates	1,932	126
Income before income taxes	2,181	429

Revenues increased $1.2 million in our service operations and $3.2 million in our equipment manufacturing operation in Italy.  A combination of lower margin equipment sales and startup expenses for a large project in Florida produced flat earnings for our wholly owned businesses.  Equity in earnings of our affiliate in Brazil increased $1.8 million, primarily due to a large project at a river crossing in the Amazon.

The backlog in the Geoconstruction Division was $57.0 million as of April 30, 2012, compared to $47.3 million as of January 31, 2012.

Mineral Exploration Division	Three Months
	Ended April 30,
(in thousands)	2012	2011
Revenues	$70,567	$62,767
Equity in earnings of affiliates	5,830	4,543
Income before income taxes	19,731	17,246

Mineral Exploration Division revenues, a record for first quarter performance, reflected improvement across almost all operations, with the exception of West Africa, which was impacted by the ongoing political unrest in Mali.  Performance was particularly strong in Mexico, where revenue was $7.4 million higher than the year ago period.

Strong earnings in Mexico, up $5.5 million, and from our affiliates, up $1.3 million, were partially offset by decreased earnings in Africa as a result of the Mali unrest.  Earnings were also negatively impacted by legal expenses, which were $0.7 million higher than Q1 FY2012.

Energy Division	Three Months
	Ended April 30,
(in thousands)	2012	2011
Revenues	$3,022	$5,660
(Loss) income before income taxes	(1,642)	980

Energy Division revenues and earnings continue to be severely impacted by low natural gas prices in our market.  While prices are marginally above our cash cost of production, the division will continue to experience losses until prices improve, due to depletion, depreciation and division overhead costs.

Net gas production by the Energy Division for Q1 FY2013 was 1,030 MMcf, compared to 1,092 MMcf for Q1 FY2012. The average net sales price on production for Q1 FY2013 was $2.04 per Mcf compared to $3.06 per Mcf for Q1 FY2012. The net sales price excludes revenues generated from third party gas.

Other	Three Months
	Ended April 30,
(in thousands)	2012	2011
Revenues	$1,445	$1,057
Loss before income taxes	(617)	(490)

Other represents the results from small energy service operations and activity associated with expanding water related services to the energy markets.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in S,G &A, declined to $8.3 million for Q1 FY2013 from $9.1 million for Q1 FY2012.  This is primarily due to a decrease of $0.5 million in consulting fees related to systems integration and merger and acquisition projects.

Conference Call

Rene Robichaud, President & CEO, and Jerry W. Fanska, Senior Vice President -- Finance, will conduct a conference call at 11:00 AM ET / 10:00 AM CT this morning to discuss these results and related matters.  Interested parties may participate in the call by dialing (877) 212-6082 (Domestic) or (707) 287-9332 (International).  The conference call will also be broadcast live via the Investor Information sector of Layne's website at www.layne.com.  To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived on the website for approximately 90 days.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: the outcome of the ongoing internal investigation into, among other things, the legality, under the FCPA and local laws, of certain payments to agents and other third parties interacting with government officials in certain countries in Africa relating to the payment of taxes and the importing of equipment (including any government enforcement action which could arise out of the matters under review or that the matters under review may have resulted in a higher dollar amount of payments or may have a greater financial or business impact than management currently anticipates), prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the availability of credit, the risks and uncertainties normally incident to the construction industry and exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this filing, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne is a global solutions provider to the world of essential natural resources—water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence and integrity.

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
CONSOLIDATED FINANCIAL DATA

	Three Months
	Ended April 30,
	(unaudited)
(in thousands, except per share data)	2012	2011
Revenues	$276,465	$267,371
Cost of revenues (exclusive of depreciation, depletion,
amortization shown below)	(221,602)	(200,225)
Selling, general and administrative expenses	(40,630)	(40,001)
Depreciation, depletion and amortization	(15,683)	(15,082)
Equity in earnings of affiliates	7,762	4,669
Interest expense	(575)	(344)
Other income (expense), net	1,145	6,915
Income before income taxes	6,882	23,303
Income tax expense	(2,891)	(9,671)
Net income	3,991	13,632
Net income attributable to noncontrolling interests	(242)	(566)
Net income attributable to Layne Christensen Company	$3,749	$13,066

Earnings per share information attributable to
Layne Christensen shareholders:
Basic income per share	$0.19	$0.67

Diluted income per share	$0.19	$0.66

Weighted average shares outstanding - basic	19,472	19,444
Dilutive stock options and nonvested shares	342	240
Weighted average shares outstanding - dilutive	19,814	19,684

	As of
	April 30,	January 31,
(in thousands)	2012	2012
	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents	$47,159	$41,916
Working capital, including current maturities of long term debt	156,546	136,404
Total assets	833,991	805,836
Total long term debt, excluding current maturities	77,706	52,716
Total Layne Christensen Company stockholders' equity	451,525	448,665

Common shares issued and outstanding	19,794	19,669